Exhibit 3

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                       (Pursuant to 8 Del C. Section 242)

     Union Financial Bancshares, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware, does hereby certify:

     First: That the board of directors of said corporation, at a meeting duly convened and held, adopted a resolution proposing and declaring advisable the following amendment to the certificate of incorporation of said corporation:

     "RESOLVED, that the Board hereby proposes that the first sentence of
Article VII of the Company's Certificate of Incorporation shall be replaced with the following:

     The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 5,500,000 of which 5,000,000 are to be shares of common stock, $.01 par value per share, and of which 500,000 are to be shares of serial preferred stock, $.01 par value per share."

     Second: That thereafter, pursuant to a resolution of its board of directors, at the annual meeting of the stockholders of said corporation a majority of the outstanding shares of common stock was voted in favor of the amendment.

     Third: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

     In witness whereof, said Union Financial Bancshares, Inc. has caused this certificate to be signed by Dwight V. Neese, its President and Chief Executive Officer, and Wanda J. Wells, its Secretary, its authorized officers, this 28th day of January, 2004.


                                       By /S/DWIGHT V. NEESE
                                          ------------------
                                          Dwight V. Neese
                                          President and Chief Executive Officer




                                       By /S/ WANDA J. WELLS
                                          ------------------
                                          Wanda J. Wells
                                          Secretary


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